Exhibit 10.10
MANAGEMENT PERFORMANCE PLAN
2006 PAYABLE IN 2007
I.	SPONSOR

FBL Financial Group, Inc. is the sponsor of the Management Performance Plan.

II.	PARTICIPANTS

Participants in the plan include the senior executive group and executive group of FBL’s Tier I participants. Tier II participants include FBL’s department heads (salary grade 45). Tier III participants include FBL’s managers (salary grade 44).

III.	FEATURES
A.	Each year the FBL Management Development and Compensation Committee approves five to eight corporate goals. These performance goals would include significant areas of achievement such as property/casualty accounts, property/casualty and life insurance new business production, expense management and earnings.

B.	Each goal will be given equal weight but may be split between life and property/casualty performance.

C.	Each goal will be measured separately in the determination of the attainment level. Generally goals for insurance management will be based on the performance over the entire marketing area. Participants whose responsibilities are limited to a single state or sales region will be measured according to the performance of that particular territory.

D.	Percentage of incentives to be paid will be calculated separately for each performance goal and no incentive will be paid on a goal until at least 75% of goal level is attained.

E.	The applicable performance incentive percentage for each goal will increase proportionately for achievement above 75% of goal level to a maximum of 150% of goal.

F.	For Tier I, Groups 1, 2, 3 and 4, achievement of 75% of goal will result in 50% of the performance incentive percentage, and achievement of 150% of goal will result in 200% of the performance incentive percentage. For Tier I, Group 5, and Tiers II and III, achievement of 75% of goal will result in 75% of the performance incentive percentage, and achievement of 150% of goal will result in 150% of the performance incentive percentage.

Exhibit 10.10
G.	The performance incentive percentage will be applied to the participant’s base salary paid during the plan year.

H.	The performance incentive percentage payable varies by tier and in some cases by employee group within a tier as follows:
Tier I
Group 1 Target — 80% of base pay
Chief Executive Officer
Tier I
Group 2 Target — 55% of base pay
Chief Financial Officer
Tier I
Group 3 Target — 50% of base pay
E.V.P. Farm Bureau Life
E.V.P. P/C Companies
E.V.P. EquiTrust Life
Tier I
Group 4 Target— 35% of base pay
Balance of FBL management team
Tier I
Group 5 Target — 20% of base pay
Executive Group — Grade 50 employees
Tier II Target — All participants — 10% of base pay
Grade 45
Tier III Target — All participants — 8% of base pay
Grade 44
I.	Payments of the performance incentive will be made annually to each participant in a single, separate, lump sum payment on or before February 14 for the prior plan year.

J.	The Committee will review the plan annually and make appropriate adjustments and changes.

K.	Based on changing circumstances and resulting inequities during the year, management will make recommendations to the Committee for appropriate revisions or adjustments to the goals; revisions or adjustments are expected to be rare.